Exhibit 99.1

Contact Information

Brian M. Dunn

Investor Relations

OmniVision Technologies, Inc.

Ph:  408.653.3263

OMNIVISION ANNOUNCES RESIGNATION

OF XINPING (JAMES) HE

SANTA CLARA, Calif., — December 24, 2009 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading developer of advanced digital imaging solutions, today announced that Xinping (James) He will resign from his position as Chief Operating Officer of the company and from the company’s board of directors, effective January 31, 2010.  Mr. He has decided to resign in order to pursue other interests.

“On behalf of everyone at OmniVision and the board of directors, I would like to thank James for his valuable contributions to the growth and development of the company over the last decade, and to wish him the very best in the time ahead,” said Shaw Hong, OmniVision’s President and Chief Executive Officer.

About OmniVision

OmniVision Technologies, Inc. is a leading developer of advanced digital imaging solutions. Its CameraChip™ and CameraCube™ products using CameraCube™, OmniBSI™, OmniPixel®, OmniPixel2™, OmniPixel3™ and OmniPixel3-HS™ technologies are highly integrated, single-chip CMOS image sensors for consumer and commercial applications including mobile phones, notebooks, netbooks and webcams, digital still and video cameras, security and surveillance systems, entertainment devices, automotive and medical imaging systems. Additional information is available at www.ovt.com.

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